Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Receives Nasdaq Notification

SALT LAKE CITY, UTAH, March 28, 2008, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that on March 24, 2008, it received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for the prior 30 consecutive trading days, its common stock had not maintained the minimum market value of publicly held shares of $5,000,000 required for continued listing, as set forth in Marketplace Rule 4450(a)(2).  According to the Nasdaq letter, E&S will have 90 calendar days, or until June 23, 2008, to regain compliance.

If at any time before June 23, 2008, the minimum market value of publicly held shares of E&S’s common stock is $5,000,000 or greater for a minimum of ten consecutive trading days, Nasdaq staff will provide written notification that E&S complies with Marketplace Rule 4450(a)(2).  If E&S does not regain compliance by June 23, 2008, the Nasdaq staff will provide written notification that E&S’s securities will be delisted.  At that time, the Nasdaq Marketplace Rules would permit E&S to appeal the Nasdaq staff’s determination to delist its securities to a Nasdaq Listing Qualifications Panel.

E&S is currently evaluating its alternatives to resolve the listing deficiency. If E&S is unable to resolve the listing deficiency, it may apply to transfer its common stock to the Nasdaq Capital Market if its securities satisfy the requirements for continued inclusion for The Nasdaq Capital Market. If E&S submits a transfer application and pays the applicable listing fees by June 23, 2008, the initiation of the delisting proceedings will be stayed pending the Nasdaq Staff’s review of the application. If the Nasdaq Staff does not approve the transfer application, the Nasdaq Staff will provide written notification that

E&S’s common stock will be delisted. The Nasdaq letter of March 24, 2008 has no effect on the listing of E&S’s common stock at this time.

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com